Exhibit (a)(1)(ii)

TALMER BANCORP, INC.

ELECTION TO TENDER OPTIONS PURSUANT TO
THE OFFER TO PURCHASE DATED JULY 19, 2016

To: TALMER BANCORP, INC.

I have received the Offer to Purchase for Cash Outstanding Options to Purchase Shares of Class A Common Stock of Talmer Bancorp, Inc. (“Talmer”) dated July 19, 2016 (the “Offer to Purchase”) and this Election to Tender Options (the “election form” which, together with the Offer to Purchase, as they may be amended from time to time, constitutes the “offer”). All terms used in this election form but not defined shall have the meanings ascribed to them in the Offer to Purchase.

I understand, acknowledge and agree with Talmer that:

•
Subject to the terms and conditions of the offer, I may tender a portion of my options to Talmer for a cash payment (without interest and minus any applicable tax withholding) described in the Offer to Purchase before the expiration of the offer at 5:00 p.m., Eastern Time, on August 29, 2016, as the same may be extended pursuant to the terms of the offer.

•
I understand that by signing below and tendering my options in the offer, I will have been deemed to have consented to an amendment to my options (if necessary or appropriate) to permit the cancellation of the options I tender in exchange for the applicable cash option payment.

•
Talmer’s acceptance of the options that I have validly tendered pursuant to the offer will constitute a binding agreement between Talmer and me upon the terms and subject to the conditions of the offer. Upon the completion of the offer, the options that I have validly tendered pursuant to the offer will be cancelled, and following the completion of the offer, I will have no right to exercise my options to purchase shares of Talmer Class A common stock under the terms and conditions of such options but I will be entitled to prompt payment of the applicable option payment pursuant to the offer.

•	Under the circumstances set forth in the offer to purchase and subject to applicable law, Talmer may terminate, amend or extend the offer.

•	Promptly following the completion of the offer, a cash payment will be made to me for my properly tendered options other than those options that have:

▪	expired before the expiration of the offer;

▪	been validly withdrawn from the offer by me; or

▪	been exercised by me before the expiration of the offer.

•
I have certain rights pursuant to the terms and conditions of the offer to withdraw any options that I tender before the expiration of the offer, and I have the right to exercise any of my options before the expiration of the offer even if I have already tendered them in the offer.

•
I will not receive any payment pursuant to the offer for any option that I hold that expires by its terms before expiration of the offer. Because Talmer may choose to extend the expiration date of the offer, it is not possible to determine with any certainty when the offer will expire. I understand that Talmer may extend the expiration date of the offer so that the offer and the merger can be completed on or about the same date. Accordingly, I understand that it is my responsibility to decide whether to exercise any of my options before they expire.

•
The purchase price in connection with the tender of my options will represent ordinary compensation income, and the amount of the cash payment actually delivered to me will reflect required tax withholdings by Talmer.

•	Talmer has advised me to consult with my own advisors as to the consequences of participating or not participating in the offer.

•
All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns.

•
Effective as of the time Talmer accepts my tendered options, after the expiration date, I shall have no right, title or interest in or to the options that I have tendered, and from and after such time, such tendered options will automatically become null and void and of no further force or effect, with my only right being to receive the applicable option payment in exchange for such options on the terms set forth in the offer.

•	I do not have to deliver any of my option agreements.

I understand that if I wish to tender any or all of my options, I must sign, date and return the signature page to this election form personally or by mail, facsimile or email (PDF) no later than the expiration date of the offer, to:

Tera Varde, CPA
Managing Director
Financial Reporting Director
Talmer Bank and Trust
2301 W. Big Beaver Rd., Suite 525
Troy, MI 48084
Telephone: (248) 244-6969
tvarde@talmerbank.com
Fax: (248) 269-4961

* * * * *

Please direct any questions or requests for assistance, as well as requests for additional copies of the Offer to Purchase or this election form, to Ms. Tera Varde at the above address and telephone number. The method by which you deliver any required document is at your option and risk, and the delivery will be made only when it is actually received by Talmer at the above address or to the above facsimile number or email. If you elect to deliver your documents by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery before the expiration date.

[Signature page follows.]

TALMER BANCORP, INC.

ELECTION TO TENDER OPTIONS BY
[Name of employee to be inserted]

According to the records of Talmer, the following option grants have been made to you and remain outstanding in the amounts indicated. If you have any questions regarding the grants listed below or the amount of options outstanding, please contact Tera Varde, Managing Director, Financial Reporting Director, of Talmer, at (248) 244-6969.

If you elect to participate in this offer, you may tender up to 25% of your options to purchase shares of our Class A common stock that were outstanding on January 25, 2016 (the date of the merger agreement), and no more than that amount.

See “The Offer - Acceptance of and Payment for the Options.”

Option Grant Date	Option Exercise Price Per Share	Number of Options Outstanding on January 25, 2016	Number of Options Outstanding on July 19, 2016	Number of Options Tendered (please fill in)(1)

		x	x	x

Total		x	x	x

(1) The total number of options tendered may not exceed 25% of the total number of options outstanding on January 25, 2015.

By signing and returning this election form, I represent and warrant to Talmer that:

•
I have full power and authority to tender the foregoing options for purchase and cancellation and that, when and to the extent such options are accepted by Talmer, such options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, other than pursuant to the applicable option agreements, and such options will not be subject to any adverse claims;

•	Upon request, I will execute and deliver any additional documents deemed by Talmer to be necessary or desirable to complete the purchase and cancellation of the options that I am tendering; and

•	I have read and agree with the understandings and acknowledgments set forth on pages 1 and 2 of this election form.

The undersigned, intending to be legally bound, has executed this Election to Tender Options as of the date indicated below. This election form must be signed by the holder of the options. Talmer will not accept any alternative, conditional or contingent elections.

Signature of Optionholder	Date

Name of Optionholder (printed)

Signature Page to Election to Tender Option

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